Exhibit 21


                    Subsidiaries of R&B, Inc.

Significant Subsidiaries                    Jurisdiction
RB Distribution, Inc.                       Pennsylvania
RB Management, Inc.                         Pennsylvania
Dorman Products of America, Ltd.(1)         Kentucky
Motor Power Industries, Inc.                Delaware
Scan-Tech USA/Sweden, A.B.                  Sweden
Allparts, Inc.                              Delaware
1664403 Ontario Inc.(Hermoff)               Ontario, Canada

(1) Dorman Products of America, Ltd was merged with and into RB Distribution, Inc. effective as of December 31, 2005.